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                                                                    Exhibit 99.2


                                              Contact:       William A. Schwartz
                                                         President, TBM Holdings
                                                                  (203) 227-6140



                  TBM HOLDINGS, INC. ANNOUNCES ACQUISITION OF
                           LONG REACH HOLDINGS, INC.


Westport, Connecticut (January 24, 2000) - TBM Holdings, Inc. (OTC Bulletin
Board: TBMH) today announced that it has signed an agreement to acquire Long Reach Holdings, Inc. (Long Reach) by means of a merger.

Long Reach, in operation since 1930, is a manufacturer of material handling equipment including fork lift attachments and other warehouse equipment with facilities in Houston, Texas and Little Rock, Arkansas. Under the terms of the agreement, TBMH will pay cash and issue TBMH Common Stock to the shareholders of Long Reach and assume and modify the current senior and subordinated debt. The total transaction value is approximately $22 million.

Upon completion of the merger, TBMH is expected to have 3.1 million shares outstanding subject to adjustment based on the exact number of TBMH shares issued in the transaction. Once the merger is completed, TBMH intends to file a registration statement with respect to the shares purchased a private placement on June 15, 1999.

Anand Sharma, Chairman and CEO of TBMH commented "The Long Reach transaction fits the TBMH acquisition strategy well." William Schwartz, President of TBMH commented "We intend to implement the Toyota Production System using the Kaizen growth strategy. We are encouraged by the opportunity to improve the manufacturing efficiency of Long Reach to enable the company to compete aggresively in its market and grow long term."

Mike Buchanan, Long Reach President, "We are pleased to have such a seasoned operating team be part of our operations. We look forward to implementing the manufacturing improvements in our facilities."

The merger is subject to the approval of Long Reach shareholders, flinancing and due diligence. The merger is expected to be completed in the first quarter of 2000.

TBMH seeks to acquire underperforming manufacturing companies and use the Kaizen Growth Strategy to improve operating performance and profitability. Once the merger is completed, TBMH will begin to seek other acquisitions within the material handling industry.

This press release contains forward looking statements, as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including risks and uncertainties detailed from time to time in the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. TBMH undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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